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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

CECO Group, Inc.                    (Delaware)

CECO Filters, Inc.                  (Delaware, subsidiary of CECO Group, Inc.)

Kirk & Blum Manufacturing Company   (Ohio, subsidiary of CECO Group, Inc.)

kbd/Technic, Inc.                   (Indiana, subsidiary of CECO Group, Inc.)

CECO Abatement Systems, Inc.        (Delaware, subsidiary of CECO Group, Inc.)

CECO Energy                         (Delaware, subsidiary of CECO Abatement
                                    Systems, Inc.; currently not active)

Air Purator Corporation             (Delaware, subsidiary of CECO Filters, Inc.)

New Busch Co., Inc.                 (Delaware, subsidiary of CECO Filters, Inc.)